Filed Pursuant to Rule 433
Registration No. 333-202840

Wells Fargo & Company Market Linked Securities

    Market Linked Securities – Auto-Callable with Fixed Percentage Buffered Downside

    Principal at Risk Securities Linked to the S&P 500® Index due June 3, 2019

     Term Sheet to Preliminary Pricing Supplement No. 666 dated May 4, 2016

Summary of terms

Issuer	Wells Fargo & Company
Term	3 years (unless earlier called)
Market Measure	S&P 500® Index (the “Index”)
Pricing Date	May 31, 2016*
Issue Date	June 3, 2016*
Original Offering Price	$1,000 per security (100% of par)
Automatic Call	If the closing level of the Index on any call date (including the final calculation day) is greater than or equal to the starting level, the securities will be automatically called for the original offering price plus the call premium applicable to that call date. See “Call Dates and Call Premiums” on page 3
Call Dates	June 5, 2017; June 4, 2018; and May 24, 2019*
Call Settlement Date	Five business days after the applicable call date (if the securities are called on the last call date, the call settlement date will be the stated maturity date)
Payment at Maturity	See “How the payment at maturity is calculated” on page 3
Stated Maturity Date	June 3, 2019*
Starting Level	The closing level of the Index on the pricing date
Ending Level	The closing level of the Index on the final calculation day
Threshold Level	90% of the starting level
Calculation Agent	Wells Fargo Securities, LLC, an affiliate of the issuer
Denominations	$1,000 and any integral multiple of $1,000
Agent Discount	1.325%; dealers, including Wells Fargo Advisors, LLC (WFA), may receive a selling concession of up to 1.25% and WFA will receive a distribution expense fee of 0.075%
CUSIP	94986RL82

Investment description

•	Linked to the S&P 500® Index

•	Unlike ordinary debt securities, the securities do not pay interest, do not repay a fixed amount of principal at maturity and are subject to potential automatic call upon the terms described below. Any return you receive on the securities and whether they are automatically called will depend on the performance of the Index

•	Automatic Call. If the closing level of the Index on any call date is greater than or equal to the starting level, the securities will be automatically called, and on the related call settlement date, you will receive the original offering price plus the call premium applicable to that call date

Call Date	Call Premium**
June 5, 2017	6.25% - 8.25% of the original offering price
June 4, 2018	12.50% - 16.50% of the original offering price
May 24, 2019 (the “final calculation day”)	18.75% - 24.75% of the original offering price
**the actual call premium applicable to each call date will be determined on the pricing date

•	Payment at Maturity. If the securities are not automatically called prior to the final calculation day, the payment at maturity will be based upon the closing level of the Index on the final calculation day and could be greater than, equal to or less than the original offering price per security as follows:

o If the level of the Index increases:

The securities will be automatically called for the original offering price plus the call premium applicable to the final calculation day described above

o If the level of the Index decreases but the decrease is not more than 10%:

You will be repaid the original offering price

o If the level of the Index decreases by more than 10%:

You will receive less than the original offering price and will have 1-to-1 downside exposure to the decrease in the level of the Index in excess of 10%

•	Investors may lose up to 90% of the original offering price

•	Any positive return on the securities will be limited to the applicable call premium

•	All payments on the securities are subject to the credit risk of Wells Fargo & Company, and you will have no ability to pursue any securities included in the Index for payment; if Wells Fargo & Company defaults on its obligations, you could lose some or all of your investment

•	No periodic interest payments or dividends

•	No exchange listing; designed to be held to maturity

*To the extent that the issuer makes any change to the expected pricing date or expected issue date, the call dates and stated maturity date may also be changed in the issuer’s discretion to ensure that the term of the securities remains the same.

On the date of the accompanying preliminary pricing supplement, the estimated value of the securities is approximately $955.26 per security. While the estimated value of the securities on the pricing date may differ from the estimated value set forth above, the issuer does not expect it to differ significantly absent a material change in market conditions or other relevant factors. In no event will the estimated value of the securities on the pricing date be less than $940.26 per security. The estimated value of the securities was determined for the issuer by Wells Fargo Securities, LLC using its proprietary pricing models. It is not an indication of actual profit to the issuer or to Wells Fargo Securities, LLC or any of the issuer’s other affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC or any other person may be willing to buy the securities from you at any time after issuance. See “Investment Description” in the accompanying preliminary pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and “Risk Factors” in the accompanying preliminary pricing supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, market measure supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical payout profile

The profile to the right illustrates the potential payment on the securities for a range of hypothetical percentage changes in the closing level of the Index from the pricing date to the applicable call date (including the final calculation day), assuming a threshold level equal to 90% of the starting level. The call premiums shown in the profile are hypothetical and are based on the midpoint of the ranges specified for the call premiums.

This graph has been prepared for purposes of illustration only. Your actual return will depend on (i) whether the securities are automatically called; (ii) if the securities are automatically called, the actual call premium and the actual call date on which the securities are called; (iii) if the securities are not automatically called, the actual ending level; and (iv) whether you hold your securities to the call settlement date or maturity.

Hypothetical returns

If the securities are automatically called:

Hypothetical call date on which securities are automatically called	Hypothetical payment per security on related call settlement date	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
1st call date	$1,072.50	7.25%	6.95%
2nd call date	$1,145.00	14.50%	6.81%
3rd call date	$1,217.50	21.75%	6.67%

Assumes the call premiums are equal to the midpoints of their specified ranges. Each security has an original offering price of $1,000.

(1) The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.

If the securities are not automatically called:

Hypothetical ending level	Hypothetical percentage change from the hypothetical starting level to the hypothetical ending level	Hypothetical redemption amount payable at stated maturity per security	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
1962.04	-5.00%	$1,000.00	0.00%	0.00%
1858.77	-10.00%	$1,000.00	0.00%	0.00%
1838.12	-11.00%	$990.00	-1.00%	-0.33%
1652.24	-20.00%	$900.00	-10.00%	-3.48%
1548.98	-25.00%	$850.00	-15.00%	-5.34%
1032.65	-50.00%	$600.00	-40.00%	-16.32%
516.33	-75.00%	$350.00	-65.00%	-32.10%
0.00	-100.00%	$100.00	-90.00%	-63.74%

Assumes a hypothetical starting level of 2065.30. The actual starting level will be determined on the pricing date. Each security has an original offering price of $1,000.

(1) The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive upon automatic call or at stated maturity and the resulting pre-tax rate of return will depend on (i) whether the securities are automatically called; (ii) if the securities are automatically called, the actual call premium and the actual call date on which the securities are called; and (iii) if the securities are not automatically called, the actual ending level.

Call Dates and Call Premiums

Call Date	Call Premium	Payment per Security upon an Automatic Call
June 5, 2017	6.25% - 8.25% of the original offering price	$1,062.50 - $1,082.50
June 4, 2018	12.50% - 16.50% of the original offering price	$1,125.00 - $1,165.00
May 24, 2019 (the “final calculation day”)	18.75% - 24.75% of the original offering price	$1,187.50 - $1,247.50

The actual call premium and payment per security upon an automatic call that is applicable to each call date will be determined on the pricing date and will be within the range specified in the foregoing table. The last call date is the final calculation day, and payment upon an automatic call on the final calculation day, if applicable, will be made on the stated maturity date.

How the payment at maturity is calculated

If the closing level of the Index is less than the starting level on each of the three call dates, the securities will not be automatically called, and on the stated maturity date you will receive a payment at maturity per security determined as follows:

•	If the ending level is less than the starting level, but greater than or equal to the threshold level, the payment at maturity will be equal to $1,000

•	If the ending level is less than the threshold level, the payment at maturity will be equal to $1,000 minus

$1,000 ×	threshold price – ending level
starting level

Any positive return on the securities will be limited to the applicable call premium, even if the closing level of the Index significantly exceeds the starting level on the applicable call date. You will not participate in any appreciation of the Index beyond the applicable call premium. If the securities are not automatically called prior to the final calculation day and the ending level is less than the threshold level, you will receive less, and possibly 90% less, than the original offering price of your securities at maturity.

S&P 500® Index daily closing levels*

*The graph above sets forth the daily closing levels of the Index for the period from January 1, 2006 to April 29, 2016. The closing price on April 29, 2016 was 2065.30. The historical performance of the Index is not an indication of the future performance of the Index during the term of the securities.

Selected risk considerations

The risks set forth below are discussed in detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk disclosures carefully.

•	If The Securities Are Not Automatically Called And The Ending Level Is Less Than The Threshold Level, You Will Receive Less, And Possibly 90% Less, Than The Original Offering Price Of Your Securities At Maturity.

•	No Periodic Interest Will Be Paid On The Securities.

•	The Potential Return On The Securities Is Limited To The Call Premium.

•	You Will Be Subject To Reinvestment Risk.

•	The Securities Are Subject To The Credit Risk Of Wells Fargo.

•	The Estimated Value Of The Securities On The Pricing Date, Based On Wells Fargo Securities, LLC’s Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

•	The Estimated Value Of The Securities Is Determined By The Issuer’s Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers.

•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Wells Fargo Securities, LLC Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	The Securities Will Not Be Listed On Any Securities Exchange And The Issuer Does Not Expect A Trading Market For The Securities To Develop.

•	Historical Levels Of The Index Should Not Be Taken As An Indication Of The Future Performance Of The Index During The Term Of The Securities.

•	Changes That Affect The Index May Adversely Affect The Value Of The Securities And The Amount You Will Receive At Stated Maturity.

•	The Issuer Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Index.

•	The Issuer And Its Affiliates Have No Affiliation With The Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

•	A Call Settlement Date And The Stated Maturity Date May Be Postponed If A Calculation Day Is Postponed.

•	The Issuer’s Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

•	The Calculation Agent Is An Affiliate Of The Issuer And May Be Required To Make Discretionary Judgments That Affect The Return You Receive On The Securities.

•	The Estimated Value Of The Securities Was Calculated By An Affiliate Of The Issuer And Is Therefore Not An Independent Third-Party Valuation.

•	Research Reports By Affiliates Of The Issuer Or Any Participating Dealer Or Its Affiliates May Be Inconsistent With An Investment In The Securities And May Adversely Affect The Level Of The Index.

•	Business Activities Of Affiliates Of The Issuer Or Any Participating Dealers Or Its Affiliates With The Companies Whose Securities Are Included In The Index May Adversely Affect The Level Of The Index.

•	Hedging Activities By Affiliates Of The Issuer Or Any Participating Dealer Or Its Affiliates May Adversely Affect The Level Of The Index.

•	Trading Activities By Affiliates Of The Issuer Or Any Participating Dealer Or Its Affiliates May Adversely Affect The Level Of The Index.

•	A Participating Dealer Or Its Affiliates May Realize Hedging Profits Projected By Its Proprietary Pricing Models In Addition To Any Selling Concession And/Or Distribution Expense Fee, Creating A Further Incentive For The Participating Dealer To Sell The Securities To You.

•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

Not suitable for all investors

Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the original offering price per security. Wells Fargo Securities, LLC and its affiliates are not obligated to purchase the securities from you at any time prior to maturity.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities at 866-346-7732.

Not a research report

This material was prepared by Wells Fargo Securities, LLC, a registered broker-dealer and separate non-bank affiliate of Wells Fargo & Company. This material is not a product of Wells Fargo & Company or Wells Fargo Securities, LLC research departments.

Consult your tax advisor

Investors should review carefully the accompanying preliminary pricing supplement, market measure supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

The S&P 500 Index is a product of S&P Dow Jones Indices LLC (“SPDJI”), and has been licensed for use by Wells Fargo & Company (“WFC”). Standard & Poor’s®, S&P® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by WFC. The securities are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates, and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability for any errors, omissions, or interruptions of the S&P 500 Index.

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